Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Announces 2.74 MMBOE of Proved Reserves

on Newly Acquired Gulf of Mexico Prospects

Houston, TX – December 16, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that it has received independent, third-party audited reserve estimates on two of its shallow Gulf of Mexico leases, awarded earlier this year. Saratoga contracted with DeGolyer and MacNaughton to provide independent, third-party reserve estimates on its recently acquired shallow Gulf of Mexico properties. Estimates of reserves were prepared in compliance with the regulations promulgated by the SEC and future prices were estimated using guidelines established by the SEC and FASB.

Combined proved undeveloped reserves for the Moneypenny Prospect in Ship Shoal Block 78 and the Thunderball Prospect in Vermilion Block 153 totals 2.74 million barrels of oil equivalent (“MMBOE”), 46% of which is oil, with estimated present worth values using a discount rate of 10 percent (“PV10”) of $37.2 million. These reserves are supplemental to the existing proved reserves associated with the Company’s state and parish leases.

The Gulf of Mexico leases cover 19,814 gross and net acres in four lease blocks, Ship Shoal Blocks 78 and 110 and Vermilion Blocks 152 and 153, and are located in the shallow Gulf of Mexico in water depths of 13 to 79 feet, close to existing infrastructure.  All of the prospects are normally pressured and each of the leases has a five year primary term.

Moneypenny Prospect – Ship Shoal Block 78

The Moneypenny Prospect in Ship Shoal Block 78 has proved undeveloped (“PUD”) reserves of 843.2 thousand barrels of oil (“MBO”) plus 1,355.7 million cubic feet (“MMCF”) of gas, or 1,069.1 thousand barrels of oil equivalent (“MBOE”), net to the Company, in two separate Upper Miocene sands. PV10 for PUD reserves in this block is $23.4 million. Additional probable incremental reserves of 251 MBOE with PV10 of $5.8 million have been assigned to this prospect and the Company has identified further non-proved potential in several stacked sands both above and below the primary targets, most of which had log and core shows in offsetting wells downdip from the prospect. There is also a large prospect at a depth of less than 16,000 feet that can be reached by the same wellbore that would test the Moneypenny Prospect with over 6 million barrels of additional oil potential. The prospect lies in approximately 17 feet of water and close to existing oil and gas sales lines.

Thunderball Prospect – Vermilion Block 153

The Thunderball Prospect in Vermilion Block 153 has PUD reserves of 422.7 MBO plus 7,475.5 MMCF of gas, or 1,668.6 MBOE, net to the Company, in Upper Miocene sands at depths of less than 14,000 feet. PV10 for PUD reserves in this block is $13.8 million. Additional probable incremental reserves of 414 MBOE with PV10 of $4.7 million have been assigned to this prospect, which lies in approximately 79 feet of water and within two miles of an existing sales line.

The prospect has analogous sands and seismic amplitudes to Contango’s OCS-G 33596 #1 well in adjoining Vermilion Block 170. The Contango well had an initial production (“IP”) test rate of 20.0 million cubic feet of gas per day (“MMCFPD”) plus 615 barrels of oil per day (“BOPD”) on December 7, 2011 and has cumulative production of 10.2 billion cubic feet (“BCF”) of gas plus 278 MBO to date from perforations between 13,818-996 feet measured depth (“MD”). Oil gravity is 47.1 degrees API.

Management Comments

Andy C. Clifford, Saratoga’s President, said “All of our Gulf of Mexico prospects are defined by high-quality 3D seismic data with abundant well control and, in most cases, amplitude-versus-offset (“AVO”) support, which helps reduce prospect risk. The Moneypenny Prospect in Ship Shoal Block 78 is expected to be tested by a directionally-drilled well updip and attic to the OCS-G 04868 #2 well, drilled by Aminoil in 1983, that tested 194 BOPD plus 38 thousand cubic feet of gas per day (“MCFPD”) from perforations between 11,574-82 feet MD on a 14/64 inch choke, and 266 BOPD plus 287 MCFPD from a separate sand between 1,738-54 feet MD on a 14/64 inch choke. Oil gravity in each of the sands was 31.6 and 38.5 degrees API respectively. In addition to the primary targets, we see potential targets in shallower and deeper reservoirs, all of which had log pay and shows in sidewall cores in more than one well.

The Thunderball Prospect in Vermilion Block 153 is expected to involve a straight hole to approximately 14,000 feet updip and attic to the OCS-G 09495 #1 S/T well, drilled by PG&E in 1989, that tested 394 BOPD plus 7,792 MCFPD from perforations between 13,960-80 feet MD on a 24/64 inch choke. Oil gravity was 45.1 degrees API.

In addition to the Moneypenny and Thunderball Prospects which included PUD reserves, our new Gulf of Mexico leases included the Goldfinger Prospect in Vermilion Block 152 and the Solitaire Prospect in Ship Shoals Block 110.  The Goldfinger Prospect has a large seismic amplitude that we believe is analogous to that associated with the Contango discovery and a shallow gas prospect with 3,341.8 MMCF plus 57 MBO of contingent resources.  The prospect lies in 77 feet of water and is less than 2 miles from an existing gas sales line.  The Solitaire Prospect has a large seismic amplitude with Pliocene objectives which we believe are analogous to age-equivalent sands in adjoining blocks and plan to test with a straight hole to a 13,000 feet measured depth.  The prospect lies in 25 feet of water less than one mile from an existing gas sales line.”

Thomas Cooke, Saratoga’s Chairman and Chief Executive Officer, added, “We are pleased with the additions to our reserves and prospect inventory from our recent Gulf of Mexico lease acquisition.  We had previously prepared internal estimates showing substantial resource potential on the lease blocks, including PUDs.  DeGolyer and MacNaughton’s reserve report affirms our excitement regarding the potential of our new Gulf of Mexico prospects. While we anticipate the application of the SEC’s “five year rule” at year end 2013 will result in reclassifying approximately 2.4 MMBOE of reserves associated with our State of Louisiana leases from the PUD category to the probable undeveloped category, our addition of 2.74 MMBOE of PUDs associated with the new Gulf of Mexico leases will more than offset those reclassifications out of the proved category.  Importantly, we continue to grow both our resource potential and our prospect inventory.

Regarding the SEC five year rule and the anticipated reclassification of some PUDs associated with our State of Louisiana leases, I would note that the SEC’s requirement that reserves be removed from the proved category if not developed within five years of initial booking in the proved category does not affect our prospect inventory or resource potential.  The PUDs anticipated to be reclassified to probable are associated with leases held-by-production and relate to predominantly natural gas projects that have been moved back in our development plans, based on low natural gas prices, behind more economically attractive oil predominant projects.  At such time as natural gas pricing merits such, we expect to develop those projects which may result in such reserves being once more categorized as proved.  In the mean time, our new Gulf of Mexico leases more than offset reserves anticipated to be recategorized out of the proved category and bring forward additional oil predominant prospects which continue to offer favorable well economics.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,102 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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